Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $9.0 Million

Hackensack, NJ – March 12, 2020 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the third fiscal quarter ended January 31, 2020.

Third Quarter Highlights:

•	Record quarterly revenue of $9.0 million, an increase of 40% year-over-year

•	Reported income of $881,000 excluding stock-based compensation and depreciation

•	Achieved record quarterly bookings

Ronnie Morris, CEO of Champions, commented, “Our third quarter revenue results were record breaking, exceeding $9 million for the first time. We continued to see bookings strength, aided by an increase in end point analysis testing in our studies. The pipeline of opportunities in GCLP flow cytometry services continued to expand and we are confident GCLP flow will contribute to future revenue growth.”

David Miller, CFO of Champions added, “As anticipated, we started the second half of the year with very strong results with near record income on both a GAAP and Non-GAAP basis and we anticipate remaining profitable for the remainder of the year.”

Third Fiscal Quarter Financial Results

For the third quarter of fiscal 2020, revenue increased 40.6% to $9.0 million compared to $6.4 million for the third quarter of fiscal 2019. The increase in revenue is due to increased sales, both in number and size of studies. Additionally, customers are seeking more complex study designs and end point analysis testing, leading to larger contracts, contributing to the revenue growth. Total costs and operating expenses for the third quarter of fiscal 2020 were $8.6 million compared to $6.8 million for the third quarter of fiscal 2019, an increase of $1.8 million or 26.5%.

Exhibit 99.1

For the third quarter of fiscal 2020, Champions reported income from operations of $433,000, including $229,000 in stock-based compensation and $219,000 in depreciation expenses, an increase of $803,000 compared to the loss from operations of $370,000, inclusive of $335,000 in stock-based compensation and $164,000 in depreciation expenses, in the third quarter of fiscal 2019. Excluding stock-based compensation and depreciation expenses, Champions reported non-GAAP income from operations of $881,000 for the third quarter of fiscal 2020 compared to non-GAAP income from operations of $129,000 in the third quarter of fiscal 2019, an increase of $752,000.

Cost of oncology solutions was $4.3 million for the three-months ended January 31, 2020, an increase of $900,000, or 26.5% compared to $3.4 million for the three-months ended January 31, 2019. For the three- months ended January 31, 2020, gross margin was 52.0% compared to 46.7% for the three-months ended January 31, 2019. Gross margin varies based on timing differences between expense and revenue recognition. The increase in cost of oncology services for the three-month period was mainly due to an increase in compensation and lab supply expenses. The overall expense increase is generally in line with the expected contribution based on the growth in revenue and study volume.

Research and development expense was $1.4 million and $1.3 million for the three-months ended January 31, 2020 and January 31, 2019, respectively. We continued to invest in research and development to offer new PDx models, ex-vivo assays and to expand our endpoint analysis testing. Sales and marketing expense for the three-months ended January 31, 2020 was $1.3 million, an increase of $428,000, or 48.7%, compared to $879,000 for the three-months ended January 31, 2019. The increase was primarily due to compensation expense driven by the continued expansion of the sales force and commissions earned. General and administrative expense was $1.6 million for the three-months ended January 31, 2020 compared to $1.2 million for the three-months ended January 31, 2019, an increase of $400,000 or 33.3%. The increase was mainly due to an increase in compensation expense and a non-recurring bad debt write-off.

Net cash used in operating activities was $41,000. The quarter’s use of cash from operations was primarily due to ordinary course of business timing differences in working capital items for the third quarter of 2020, including an increase in accounts receivable, of $759,000 and a decrease in accounts payable of $893,000.

The Company ended the quarter with $3.3 million of cash. Additionally, subsequent to the quarter end, approximately 700,000 warrants were cash exercised, adding an additional $4 million to the balance sheet. The Company has no debt.

Year-to-Date Financial Results

For the first nine months of fiscal 2020, revenue increased 20.8% to $23.4 million, as compared to $19.3 million for the first nine months of fiscal 2019. For the first nine months of fiscal 2020, total operating expenses increased 22.7% to $23.3 million, as compared to $19.0 million for the first nine months of fiscal 2019. The increase in revenue is due to increased sales, both in number and size of studies, and expanding our customer base.

For the first nine months of fiscal 2020, Champions reported income from operations of $109,000, which includes $437,000 in stock-based compensation and $579,000 in depreciation expenses, a decrease of $277,000 or 71.8%, compared to income from operations of $386,000, inclusive of $498,000 in stock-based compensation and $433,000 depreciation expenses, for the first nine months of fiscal 2019. Excluding stock-based compensation and depreciation, Champions reported non-GAAP operating income of $1.1

Exhibit 99.1

million for the first nine months of fiscal 2020 compared to income of $1.3 million for the same period last year.

Cost of oncology solutions was $12.0 million for the first nine months of fiscal 2020 compared to $10.0 million for the first nine months of fiscal 2019 an increase of $2.0 million or 20.0%. Gross margin was 48.8% for the first nine months of fiscal 2020, consistent with 48.5% for the first nine months of fiscal 2019. The increase in cost of oncology services for the nine-month period was mainly due to an increase in compensation and supply expenses.

Research and development expense was $4.0 million for the first nine months of fiscal 2020 an increase of $485,000, or 13.7% compared to $3.6 million for the first nine months of fiscal 2019. The increase is due to increased compensation and lab supply expenses related to new model development and product expansion. Sales and marketing expense for the first nine months of fiscal 2020 was $3.2 million, an increase of $1.0 million, or 47.6% compared to $2.1 million for the first nine months of fiscal 2019. The increase is the result of the continued expansion of the sales force. General and administrative expense was $4.1 million for the first nine months of fiscal 2020, an increase of $807,000 or 24.4% compared to $3.3 million for the first nine months of fiscal 2019. The increase for the nine-month period was mainly due to an increase in compensation, professional fees, and depreciation expenses offset by a reduction in recruiting costs.

Net cash provided by operations was $360,000 for the first nine months of fiscal 2020 compared to net cash provided by operations of $1.6 million in 2019, a decrease of $1.3 million or 81.3%. The decrease in net cash provided by operations is primarily due to a decrease in working capital items for the third quarter of 2020 including an increase in accounts receivable and a decrease in accounts payable.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, March 16, 2020 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP earnings (loss) per share amounts for the nine months ended January 31, 2020 and 2019. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies.

Exhibit 99.1

About Champions Oncology, Inc.

About Champions Oncology

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company's technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for pharmaceutical and biotechnology companies seeking personalized approaches to drug development that can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions' Personalized Oncology Solutions business, in which results help guide the development of personalized treatment plans for individual patients. For more information visit Champions Oncology, Inc.'s website (www.championsoncology.com).

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2019 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
Net income (loss) - GAAP	$407	$(369)	$72	$381
Less:
Stock-based compensation	229	335	437	498
Net income (loss)- Non-GAAP	$636	$(34)	$509	$879

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
EPS – GAAP, basic	$0.03	$(0.03)	$0.01	$0.03
Less:
Effect of stock-based compensation on EPS	0.02	0.03	0.04	0.04
EPS - Non-GAAP, basic	$0.05	$—	$0.05	$0.07

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
EPS – GAAP, diluted	$0.03	$(0.03)	$0.01	$0.03
Less:
Effect of stock-based compensation on EPS	0.02	0.03	0.03	0.04
EPS - Non-GAAP, diluted	$0.05	$—	$0.04	$0.07

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
Oncology services revenue	$9,012	$6,430	$23,375	$19,348
Cost of oncology services	4,325	3,429	11,958	9,963
Research and development	1,391	1,269	4,035	3,550
Sales and marketing	1,307	879	3,155	2,138
General and administrative	1,556	1,223	4,118	3,311
Income (loss) from operations	433	(370)	109	386
Other income (expense)	(14)	1	1	(5)
Income (loss) before provision for income taxes	419	(369)	110	381
Provision for income taxes	12	—	38	—
Net income (loss)	$407	$(369)	$72	$381

Net income (loss) per common share outstanding
basic	$0.03	$(0.03)	$0.01	$0.03
and diluted	$0.03	$(0.03)	$0.01	$0.03

Weighted average common shares outstanding
basic	11,752,619	11,508,180	11,653,115	11,257,314
and diluted	13,673,672	11,508,180	13,440,861	13,909,063

Condensed Consolidated Balance Sheets

	January 31, 2020	April 30, 2019
	(unaudited)
Cash	$3,282	$3,237
Accounts receivable	4,493	4,377
Other current assets	355	308
Total current assets	8,130	7,922

Operating lease right-of-use assets, net	2,902	—
Property and equipment, net	3,246	2,546
Other long term assets	128	128
Goodwill	669	669
Total assets	$15,075	$11,265

Accounts payable and accrued liabilities	$3,193	$3,987
Current portion of finance lease	177	16
Current portion of operating lease liabilities	490	—
Deferred revenue	4,586	4,022
Total current liabilities	8,446	8,025

Deferred rent	—	851
Non-current operating lease liabilities	3,301	—
Other Non-current Liability	151	151
Total liabilities	11,898	9,027

Stockholders’ equity	3,177	2,238
Total liabilities and stockholders’ equity	$15,075	$11,265

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended January 31,
	2020	2019
Cash flows from operating activities:
Net income	$72	$381
Adjustments to reconcile net cash provided by operations:
Stock-based compensation expense	437	498
Issuance of common stock for services	—	8
Operating lease right-of use assets	299	—
Depreciation and amortization expense	579	433
Gain on disposal of equipment	(52)	—
Allowance for doubtful accounts	218	53
Deferred rent	—	279
Changes in operating assets and liabilities	(1,193)	(42)
Net cash provided by operating activities	360	1,610

Cash flows from investing activities:
Purchases of property and equipment	(693)	(693)
Net cash used in investing activities:	(693)	(693)

Cash flows from financing activities:
Proceeds from the exercise of stock options	429	1,440
Finance lease payments	(51)	(53)
Net cash (used in) provided by financing activities:	378	1,387

Net increase in cash	45	2,304
Cash at beginning of period	3,237	1,006
Cash at the end of period	$3,282	$3,310

Non-cash investing activities:
Purchase of equipment under finance lease	$212	$235
Credit received on purchase of equipment	$160	$—
Unpaid portion of property and equipment purchase	$321	$—